Date: October 22, 2003

For Release: Immediately
Refer to: (317) 276-5795 — Terra L. Fox

Lilly Announces Strong Double-Digit Sales Growth for Third Consecutive Quarter
Third-Quarter Strattera Sales Surpass $100 Million
Lilly Makes Significant Progress in Delivering on Its Robust Pipeline

Eli Lilly and Company (NYSE: LLY) announced financial results for the third quarter of 2003.

Third-Quarter Highlights

•	Sales increased 13 percent, to $3.139 billion, driven primarily by double-digit growth of Zyprexa®, Gemzar®, Humalog®, and Evista®, as well as sales from the recent launches of Strattera®, Cialis®, and Forteo®.

•	Net income increased 4 percent, to $714.4 million, and diluted earnings per share increased 5 percent, to $0.66.

•	Excluding unusual charges incurred in the third quarter of last year, net income and diluted earnings per share both decreased 3 percent.

Reconciliation of Reported to Normalized
Third-Quarter Earnings per Share	Third Quarter		% Over/(Under)

	2003	2002	2002

E.P.S. (as reported, diluted)	$.66	$.63	5%
Add back unusual charges (a):
Acquired in-process research and development	—	.05

E.P.S. (normalized and diluted)	$.66	$.68	(3%)

(a) Refer to “Operating Results — Normalized” later in this press release for a description of the unusual charges.

Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Third Quarter		Over/(Under)	Year-to-Date		Over/(Under)

	2003	2002	2002	2003	2002	2002

Zyprexa	$1,127.6	$974.0	16%	$3,131.4	$2,700.1	16%
Diabetes Care Products	588.7	571.3	3%	1,862.4	1,688.8	10%
Gemzar	250.6	197.2	27%	739.1	613.7	20%
Evista	240.0	217.4	10%	677.4	583.5	16%

Significant Events Over the Last Three Months

•	Amylin Pharmaceuticals, Inc., and Lilly announced that the first of three Phase III studies for exenatide (synthetic exendin-4) achieved positive results in the treatment of type 2 diabetes. The companies will report the results from the remaining two pivotal trials in the fourth quarter of 2003 and currently anticipate making a submission to the U.S. Food and Drug Administration (FDA) in mid-2004.

•	Lilly completed three submissions over the past three months, including the first European submission for Strattera for the treatment of attention-deficit/hyperactivity disorder (ADHD), the U.S. submission for Alimta® for malignant pleural mesothelioma and the European submission for Cymbalta™ for major depression. The company remains on track to complete its U.S. submission of Alimta for second-line non-small-cell lung cancer (NSCLC) and European submissions for mesothelioma and second-line NSCLC by the end of this year.

•	Lilly received three approvable letters from the FDA. Specifically, approvable letters were received for duloxetine for the treatment of stress urinary incontinence (SUI), Cymbalta for the treatment of depression and Zyprexa for the bipolar maintenance indication. Final approvals for duloxetine for SUI and Cymbalta are contingent upon resolution of manufacturing issues, including pre-approval inspections, and completion of label negotiations. In addition, final approval for duloxetine for SUI is subject to completion of additional pharmacology studies. For Zyprexa’s bipolar maintenance indication, final approval is contingent upon label negotiations, including an additional analysis of existing data to support desired label claims. The company expects final U.S. approval for Zyprexa for bipolar maintenance in the first half of 2004. In addition, the company expects approval for Zyprexa for the prevention of recurrence of bipolar disorder in the European Union in the fourth quarter of 2003.

•	In mid-September, the FDA requested updated product labeling for all atypical antipsychotics that includes a warning about additional information on hyperglycemia and diabetes. The FDA’s decision to implement class labeling reinforces Lilly’s long-standing position that the risk for diabetes should be considered among patients with severe mental illness regardless of medication choice.

“Again, for the third consecutive quarter, Lilly is reporting strong double-digit sales growth. Notably, in only its third quarter on the U.S. market, Strattera’s quarterly sales have surpassed $100 million,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “This quarter was also productive on the pipeline front, with promising clinical trial results, three submissions and three approvable letters. In the coming months, we expect to make continued progress in delivering on our robust pipeline, including the anticipated U.S. approvals of Cialis for erectile dysfunction, Symbyax™ for bipolar depression and Alimta for mesothelioma. We expect to receive by year-end the FDA’s overall manufacturing assessment, which is relevant to the approval of Cymbalta for depression.”

Third-Quarter Results

Worldwide sales for the quarter were $3.139 billion, an increase of 13 percent compared with the third quarter of 2002. This increase was driven by the strong performance of Zyprexa, Strattera, Gemzar, Humalog, Evista, Cialis and Forteo. Worldwide sales volume increased 8 percent, while selling prices and exchange rates increased sales by 1 and 3 percent, respectively. Numbers do not add due to rounding.

Gross margins as a percent of sales decreased by 1.7 percentage points, to 78.4 percent. This decrease was due to costs associated with quality improvements and growth in capacity in the company’s manufacturing operations and to the impact of foreign exchange rates, offset partially by a favorable product mix.

Overall, marketing and administrative expenses increased 19 percent, to $963.4 million, which was attributable to marketing expenses in support of the new and anticipated product launches. Research and development expenses were $568.1 million, or 18 percent of sales. Compared with the third quarter of 2002, research and development expenses increased 8 percent due to increased clinical trial expenses.

Operating income increased 15 percent, to $928.6 million. Excluding unusual charges incurred in the third quarter of last year, operating income increased 4 percent, driven by increased sales, offset by increased marketing and administrative expenses and cost of goods sold. Net other income declined due to less income from outlicensing of development-stage products and partnered products in development and lower interest income. Net income for the third quarter increased 4 percent, to $714.4 million, and diluted earnings per share for the third quarter increased 5 percent, to $0.66. Excluding unusual charges incurred in the third quarter of last year, net income and diluted earnings per share both decreased 3 percent.

Zyprexa

In the third quarter of 2003, Zyprexa sales totaled $1.128 billion, a 16 percent increase over the third quarter of 2002. U.S. sales of Zyprexa increased 4 percent, to $707.4 million, due to continued competitive pressures. The U.S. Zyprexa sales growth benefited slightly from wholesaler stocking during the quarter. Zyprexa sales in international markets increased 44 percent, to $420.2 million. Zyprexa generated strong growth in several key markets, including Germany, United Kingdom, France, and Japan.

Diabetes Care Products

Diabetes care revenue, composed primarily of Humulin®, Humalog and Actos®, increased 3 percent, to $588.7 million, compared with the third quarter of 2002. Diabetes care revenue decreased 2 percent in the U.S., to $335.3 million, primarily driven by a decline in Lilly Actos revenue. Diabetes care revenue outside the U.S. increased 10 percent, to $253.4 million.

In the third quarter of 2003, worldwide Humulin sales increased 3 percent, to $264.5 million, compared with the third quarter of 2002. Worldwide Humalog sales for the third quarter were $240.2 million, an increase of 12 percent compared with a year ago, despite increasing competition. Actos generated $67.1 million of revenue for Lilly in the third quarter, which represents a decrease of 18 percent, despite strong underlying sales growth. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter to quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

Gemzar

Gemzar had sales totaling $250.6 million for the quarter, an increase of 27 percent from the third quarter of 2002. Gemzar sales increased 30 percent in the U.S. and 24 percent outside the U.S., to $121.2 million and $129.4 million, respectively. U.S. Gemzar sales growth benefited, in part, from wholesaler destocking in the third quarter of last year.

Evista

Evista sales were $240.0 million, a 10 percent increase compared with the third quarter of 2002. U.S. sales of Evista increased 4 percent, to $172.3 million, while sales outside the United States increased 32 percent, to $67.7 million. The U.S. growth was negatively affected primarily by the continued declines in the postmenopausal health market segment due to the results of the Women’s Health Initiative study and the resulting exit of patients from the osteoporosis prevention market.

Xigris

Sales of Xigris® were $37.8 million, an increase of 78 percent compared with the third quarter of 2002. This increase was driven primarily by launches of the product outside the U.S. During the third quarter, U.S. sales of Xigris increased 24 percent, to $24.4 million, and sales outside the United States were $13.4 million.

Recent New Product Launches

The three recently launched new products continued to deliver outstanding results in the third quarter.

Strattera, the first and only nonstimulant medicine approved for the treatment of ADHD, generated $108.0 million of sales during the third quarter. The cumulative number of prescriptions written for Strattera doubled over this three-month period, from roughly 1 million in the first half of 2003 to more than 2 million by the end of September.

Third-quarter sales of Forteo, a new treatment for severe osteoporosis, were $21.6 million. The company expects the first launch in Europe to commence in the near term.

Cialis, a new treatment for erectile dysfunction launched earlier this year by the Lilly ICOS LLC joint venture, is now being sold in more than 45 countries outside the United States and more than one million patients have been treated with Cialis. Total global Cialis sales for the third quarter of 2003 were $50.2 million, which comprises two components that are reported differently on Lilly’s income statement. Specifically, Cialis sales outside North America and the European Union were $21.8 million and are reported in Lilly’s revenue. Cialis sales in the European Union and Mexico, Lilly ICOS LLC joint venture territories, were $28.4 million and are not reported in Lilly’s revenue but rather are part of the joint venture’s income statement along with related expenses. Lilly reports its 50 percent share of the joint venture’s net income/loss in Lilly’s net other income.

Animal Health

Worldwide sales of animal health products in the third quarter were $174.5 million, an increase of 4 percent compared with the third quarter of 2002.

Year-to-Date Results

For the first nine months of the year, worldwide sales increased 12 percent, to $9.117 billion, compared with sales for the same period in 2002. Net income and diluted earnings per share for the first nine months both decreased 8 percent, to $1.814 billion and $1.68, respectively, compared with results for the first nine months in 2002. Adjusting for significant unusual charges that were incurred in the first quarter of 2003 and third quarter of 2002, normalized net income and diluted earnings per share for the first nine months both increased 2 percent, to $2.068 billion and $1.91, respectively, compared with the same period in the prior year. The normalized earnings growth was driven by increased sales, offset partially by increased cost of goods sold, increased marketing and administrative expenses, and lower net other income.

Reconciliation of Reported to Normalized
Year-to-Date Earnings per Share	Year-to-Date		% Over/(Under)

	2003	2002	2002

E.P.S. (as reported, diluted)	$1.68	$1.82	(8%)
Add back unusual charges (a):
Asset impairments, restructuring and other special charges	.23	—
Acquired in-process R&D	—	.05

E.P.S. (normalized and diluted)	$1.91	$1.87	2%

(a)	Refer to “Operating Results — Normalized” later in this press release for a description of the unusual charges.

Financial Expectations for Fourth Quarter and Full Year 2003

Previously, Lilly had provided 2003 normalized earnings-per-share guidance of $2.55 to $2.60. The company is now comfortable with the Wall Street Analysts’ consensus per Thomson/First Call of $2.58, which would imply earnings per share for the fourth quarter of $.67. The full-year 2003 earnings guidance excludes the asset impairments, restructuring and other special charges that were incurred during the first quarter of 2003. The company notes that, if the first-quarter unusual items were not excluded, then the reported earnings-per-share guidance for 2003 would be $2.35. In addition, the company’s earnings guidance for the fourth quarter and full year excludes future unusual items. The company is not aware at this time of any material unusual items that will occur in the remainder of 2003.

For the full-year 2003, the company expects low double-digit sales growth, gross margins as a percent of sales to contract about 2 percentage points, marketing and administrative expenses to grow in the mid-to-high teens, and research and development expenses to grow in the high single digits. Further, the company expects that other income/deductions (net other income less interest expense) will be approximately $70 to $90 million for 2003 and that the tax rate should remain essentially constant.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the third-quarter 2003 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 5:00 p.m. to 6:00 p.m. EDT and will be available for replay via the website through November 19, 2003.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. In particular, there is substantial uncertainty surrounding the ultimate impact of the company’s manufacturing compliance issues on the timing of new product launches and on the company’s results. The failure to resolve these issues to the FDA’s satisfaction could result in delayed product approvals, recalls, fines and penalties, and other sanctions. The earnings guidance provided in this release assumes no significant financial penalties from the FDA related to the company’s manufacturing issues. The company’s results may also be affected by such factors as competitive developments affecting current growth products, rate of sales growth of recently launched products, the timing of anticipated regulatory approvals and launches of new products, other regulatory developments and litigation involving current and future products and manufacturing facilities, the impact of governmental actions regarding coverage and reimbursement for pharmaceuticals, and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed August 2003. The company undertakes no duty to update forward-looking statements.

# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta™ (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
ReoPro® (abciximab, Centocor), Lilly
Strattera® (atomoxetine hydrochloride, Lilly)

Symbyax™ (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Net sales	$3,139.4	$2,785.6	$9,117.0	$8,121.9
Cost of sales	679.3	553.7	1,943.6	1,608.7
Research and development	568.1	526.7	1,640.2	1,575.0
Marketing and administrative	963.4	810.7	2,921.2	2,503.2
Acquired in-process technology	—	84.0	—	84.0
Asset impairments, restructuring and other special charges	—	—	353.9	—

Operating income	928.6	810.5	2,258.1	2,351.0
Interest expense	(15.8)	(22.3)	(51.2)	(55.8)
Other income — net	3.1	74.6	90.8	218.5

Income before income taxes	915.9	862.8	2,297.7	2,513.7
Income taxes	201.5	178.9	484.1	542.1

Net income	$714.4	$683.9	$1,813.6	$1,971.6

Earnings per share — basic	$0.66	$0.64	$1.68	$1.83

Earnings per share — diluted	$0.66	$0.63	$1.68	$1.82

Dividends paid per share	$0.335	$0.31	$1.005	$0.93
Weighted-average shares outstanding (thousands)	1,076,276	1,076,823	1,076,382	1,077,096
Weighted-average shares outstanding (thousands) — diluted	1,081,815	1,085,720	1,082,023	1,085,986

Eli Lilly and Company
Operating Results (Unaudited) — NORMALIZED
(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002 (b)	2003 (a)	2002 (b)

Net sales	$3,139.4	$2,785.6	$9,117.0	$8,121.9
Cost of sales	679.3	553.7	1,943.6	1,608.7
Research and development	568.1	526.7	1,640.2	1,575.0
Marketing and administrative	963.4	810.7	2,921.2	2,503.2

Operating income	928.6	894.5	2,612.0	2,435.0
Interest expense	(15.8)	(22.3)	(51.2)	(55.8)
Other income — net	3.1	74.6	90.8	218.5

Income before income taxes	915.9	946.8	2,651.6	2,597.7
Income taxes	201.5	208.3	583.3	571.5

Net income	$714.4	$738.5	$2,068.2	$2,026.2

Earnings per share — basic	$0.66	$0.69	$1.92	$1.88

Earnings per share — diluted	$0.66	$0.68	$1.91	$1.87

Dividends paid per share	$.335	$0.31	$1.005	$0.93
Weighted-average shares Outstanding (thousands)	1,076,276	1,076,823	1,076,382	1,077,096
Weighted-average shares Outstanding (thousands) — diluted	1,081,815	1,085,720	1,082,023	1,085,986

(a)	The 2003 year-to-date amounts are adjusted to exclude significant unusual charges for asset impairments, restructuring and other special charges. The amount of the total unusual charges was $353.9 million. As disclosed in Lilly’s first-quarter sales and earnings press release dated April 22, 2003, this amount consisted of 1) $114.6 million (pretax) or $.07 per share (after-tax) for asset impairments, primarily manufacturing assets, related to the company’s ongoing strategic review; 2) $186.8 million (pretax) or $.13 per share (after-tax) for asset impairments and other charges related primarily to the company’s common stock ownership and loan agreements with Isis Pharmaceuticals, Inc.; and 3) $52.5 million (pretax) or $.03 per share (after-tax) for severance-related and other charges in order to streamline the company’s infrastructure.

(b)	The 2002 third quarter and year-to-date amounts are adjusted for $84 million (pretax) or $.05 (after-tax) charge for acquired in-process technology associated with the collaboration with Amylin Pharmaceuticals, Inc.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

			% Change	September		% Change
	Third Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2003	2002	2002	2003	2002	2002

Zyprexa	$1,127.6	$974.0	16%	$3,131.4	$2,700.1	16%
Humulin	264.5	257.4	3%	761.0	749.6	2%
Humalog	240.2	214.1	12%	743.1	596.2	25%
Gemzar	250.6	197.2	27%	739.1	613.7	20%
Evista	240.0	217.4	10%	677.4	583.5	16%
Prozac® family	154.2	189.9	(19%)	479.2	570.9	(16%)
Actos	67.1	81.7	(18%)	316.6	296.1	7%
ReoPro®	88.2	92.4	(5%)	275.8	285.2	(3%)
Humatrope®	93.5	83.2	12%	268.9	243.3	10%
Strattera	108.0	—	N/M	237.7	—	N/M

Eli Lilly and Company
Consolidated Balance Sheets

	September 30, 2003	December 31, 2002

	(Dollars in millions)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,916.1	$1,945.9
Short-term investments	950.9	1,708.8
Accounts receivable, net of allowances for doubtful amounts of $71.6 (2003) and $66.4 (2002)	1,666.2	1,670.3
Other receivables	367.8	403.9
Inventories	1,699.7	1,495.4
Deferred income taxes	424.6	331.7
Prepaid expenses	558.1	248.1

TOTAL CURRENT ASSETS	8,583.4	7,804.1
OTHER ASSETS
Prepaid pension	1,602.1	1,515.4
Investments	3,325.2	3,150.4
Sundry	1,346.6	1,279.1

	6,273.9	5,944.9
PROPERTY AND EQUIPMENT
Land, buildings, equipment, and construction-in-progress	10,377.4	9,546.1
Less allowances for depreciation	4,433.9	4,253.1

	5,943.5	5,293.0

	$20,800.8	$19,042.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$202.5	$545.4
Accounts payable	588.3	676.9
Employee compensation	336.9	231.7
Dividends payable	—	375.8
Income taxes payable	1,789.7	1,761.9
Other liabilities	1,770.2	1,471.8

TOTAL CURRENT LIABILITIES	4,687.6	5,063.5
LONG-TERM DEBT	4,998.0	4,358.2
OTHER NONCURRENT LIABILITIES	1,630.0	1,346.7

	6,628.0	5,704.9
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
Common stock	701.8	702.1
Additional paid-in capital	2,610.0	2,610.0
Retained earnings	9,438.3	8,500.1

Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs-ESOP	(119.4)	(123.3)
Accumulated other comprehensive loss	(406.3)	(670.8)

	9,589.4	8,383.1
Less cost of common stock in treasury	104.2	109.5

	9,485.2	8,273.6

	$20,800.8	$19,042.0